Exhibit 10.5

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 12th day of May, 2014, by and between, Michael D. Parnell (“Parnell”) and U.S. Rare Earths, Inc. on behalf of itself and its subsidiaries (the “Company”).

WHEREAS, Parnell and the Company are parties to a Revised Employment Agreement, dated as of December 10, 2010, as amended from time to time (the “Employment Agreement”);

WHEREAS, Parnell is currently providing services to the Company as National Accounts Director;

WHEREAS, the Company owes Parnell accrued compensation;

WHEREAS, Parnell owns a substantial number of shares of stock in the Company and has an interest in the Company’s success;

WHEREAS, it would be detrimental to the Company for the Company to pay Parnell the accrued compensation;

WHEREAS, due to the financial condition of the Company and Parnell’s interests in the Company, Parnell desires to forgive all accrued compensation and resign from the Company;

WHEREAS, this Agreement governs the terms of Parnell’s separation from the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1. Effective Date of Resignation. As of the date hereof, Parnell hereby resigns from his position as National Accounts Director of the Company. Parnell acknowledges that as of the date hereof and as of the Closing Date he does not hold any other position or office with the Company and he does not hold any position or office with any subsidiary of the Company. Parnell agrees to execute any and all documents as may be reasonably necessary to confirm his resignation from any position he holds with the Company or any subsidiary.  Parnell understands and agrees that as of the Closing Date he is no longer authorized to conduct any business on behalf of the Company or Seaglass Holding Corp. or to hold himself out as representing the Company or Seaglass Holding Corp in any capacity. As of the Closing Date, the Employment Agreement shall be terminated.

2. Compensation, Benefits and Opinion Letter.  Any accrued compensation due to Parnell or any of his affiliates as of the Closing Date is hereby extinguished.  Parnell acknowledges and agrees that Parnell and any of his affiliates are not entitled to any payments, commissions, compensation or benefits from the Company aside from what is set forth within this paragraph.  Within five days of request by Parnell, the Company shall obtain at its expense and deliver to the transfer agent an opinion letter from the Company’s securities counsel necessary to allow the sale of any shares of stock in the Company owned by Parnell that are eligible to be sold.

3. Mutual Release. In exchange for the consideration provided for in this Agreement and effective as of the Closing Date, Parnell and the Company on behalf of themselves irrevocably and unconditionally releases the other party, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that each or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Closing Date (“Claims”).

Notwithstanding the foregoing, this release does not include the right of either Parnell or the Company to enforce the terms of this Agreement.  Specifically, this release does not include the indemnity obligations of the Company pursuant to this Agreement or any breach by the Company of any representation or warranty contained in this Agreement.

4. Company Information and Property.  At Closing, Parnell agrees to immediately return to the Company property and information of the Company and any subsidiary in his or his affiliates’ possession including, but not limited to, reports, customer lists, supplier lists, consultant lists, formulas, files, manuals, memoranda, computer equipment, access codes, discs, software, and any other business information or records, in any form in which they are maintained, including records or information regarding customers, suppliers and vendors, and agrees that he and his affiliates will not retain any copies, duplicates, reproductions, or excerpts thereof in any form. Parnell further agrees that he and his affiliates will not, in any manner, make use of any property and information of the Company and any subsidiary in any future dealings, business or otherwise, and acknowledges that any use of such property and information in any future dealings, business or otherwise, would constitute a breach of this Agreement. The foregoing shall not apply to property and information of Media Depot, Inc. and Media Max, Inc.

5. Non-disparagement. Parnell represents and agrees that he and his affiliates shall refrain from making any written or oral statements to any person or entity with whom the Company, Parnell or Parnell’s affiliates has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, ethics or business practices of the Company, its affiliates, employees, directors, officers, agents, representatives or clients, or which may reasonably be expected to damage the business, image or reputation of the Company, its affiliates, employees, directors, officers, agents, representatives, or clients.

The Company represents and agrees that it shall refrain from making any written or oral statements to any person or entity with whom the Company, Parnell or Parnell’s affiliates has had or may have a business or social relationship which may reasonably be expected to impugn or degrade the character, integrity, or ethics of the Parnell or his affiliates.  Should there be any inquiry as to the services Parnell provided to the Company, the Company agrees to provide the following information: dates of Parnell’s services to the Company, titles held by Parnell, and the reason for the cessation of Parnell’s services, and, unless otherwise required by law or in public filings with the SEC, will not otherwise comment about Parnell or about Parnell’s performance of his services for the Company.

6. Withholding; Indemnification. The Company acknowledges and agrees that Parnell is forgiving the accrued compensation owed to him and that said accrued compensation is not being paid to, or received by Parnell, and that this transaction is not reportable on a Form 1099 or other income tax form.  The Company acknowledges that it will have full responsibility for taxes owed by the Company.  The Company agrees to indemnify, defend and hold Parnell harmless from any liability for, or assessment of, any claims or penalties with respect to taxes owed by the Company, provided, however, that such indemnification shall not apply in the event of willful misconduct or gross negligence by Parnell.

In addition, the Company agrees to indemnify, defend, save and hold harmless Parnell from and against any and all claims, demands, actions, causes of action, damages, loss, costs, taxes, diminutions in value, interests on borrowed money, liability, fees (including reasonable attorney’s fees) or expense, including amounts spent on investigation, defense or settlement of any claim which may be brought against Parnell and/or which Parnell may suffer, sustain, or become subject to as a result of, in respect of, or arising out of  (i) any misrepresentation or breach of any representation, warranty or covenant made by the Company in this Agreement, (ii) any non-tax related liability, obligation or commitment of USRE arising out of transactions entered into or events occurring prior to Closing, or (iii) any non-tax related liability of USRE not expressly and explicitly assumed by Parnell.

Parnell’s right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not affect Parnell’s right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

With respect to the obligations set forth this Agreement, the parties shall be entitled and required to take advantage of any insurance policy that covers such claims, and shall not be required to indemnify or hold harmless the other party for any claims that are covered by an insurance policy.  It is the express intent of this Agreement that a party’s obligation to indemnify another party shall apply only to claims not covered by existing insurance.

7. Future Cooperation.  Parnell and the Company agree to reasonably cooperate with each other, and their respective financial and legal advisors, in connection with any business matters for which Parnell’s or the Company’s assistance may be required and in any claims, investigations, administrative proceedings or lawsuits which relate to the Company and/or Parnell and for which Parnell or his affiliates or the Company or its affiliates may possess relevant knowledge or information.

8. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.  Any dispute regarding this Agreement or related to the Parnell’s service with the Company shall be resolved in the Courts located in the County of Collin and State of Texas, without a jury (which is hereby expressly waived). In the event an action is brought to enforce this Agreement by the Company, the Company shall be entitled to an award of all reasonable costs and fees incurred in bringing such an action, including reasonable attorney’s fees.

9. Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties, including the Employment Agreement, except as otherwise provided herein.

10. Assignment.  Parnell and his affiliates have not assigned or transferred any claim he or his affiliates are releasing, nor has he or his affiliates purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds Parnell’s heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

11. Injunctive Relief. Parnell acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the Company relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, the Company may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. In seeking such relief, any requirement to post a bond or other undertaking shall be waived. The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content.

12. Acknowledgement.  Parnell acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (e) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

U.S. Rare Earths, Inc.

By:	/s/ Kevin M. Cassidy
Name: Kevin M. Cassidy
Title: CEO

By:	/s/ Michael Parnell
Michael Parnell